Exhibit 99.1

For Immediate Release

ABBOTT REPORTS STRONG THIRD-QUARTER RESULTS,
ANNOUNCES $2.5 BILLION SHARE REPURCHASE PROGRAM

— Sales Growth of 14.9 Percent as Adjusted Driven by Broad-Based Businesses —

ABBOTT PARK, Ill., Oct. 18, 2006 — Abbott today announced financial results for the third quarter ended Sept. 30, 2006.

•                  Abbott’s diluted earnings per share for the third quarter were $0.58, excluding specified items, within the company’s previous guidance range of $0.57 to $0.59. Diluted earnings per share under U.S. Generally Accepted Accounting Principles (GAAP) were $0.46, which includes costs related to the Guidant vascular acquisition, including acquired in-process R&D.

•                  Worldwide sales increased 14.9 percent, adjusting both periods for the amendment of the Boehringer Ingelheim (BI) distribution agreement and including a favorable 0.9 percent effect of exchange rates. Worldwide sales include the impact from the Guidant vascular acquisition. Reported worldwide sales were $5.6 billion, up 3.5 percent.

•                  U.S. pharmaceutical sales increased nearly 17 percent, adjusting both periods for the BI amendment. The strong U.S. performance was led by HUMIRA®, Omnicef®, Depakote®, Kaletra® and TriCor®, which all reported double-digit growth. U.S. pharmaceutical sales, as reported, were down 15.8 percent, reflecting the BI impact.

•                  Global HUMIRA sales were $541 million, an increase of more than 50 percent, with U.S. sales up 43 percent and international sales up 66 percent.

•                  Medical Products sales increased 20 percent, including $351 million in sales from Abbott Vascular and strong growth in International Nutritionals and U.S. Diagnostics.

•                  The gross margin ratio increased more than 500 basis points in the quarter due to the amended BI agreement, operational efficiencies and product mix.

•                  Investments in R&D and sales and marketing increased double digits in the quarter.

•                  Abbott recently launched the XIENCETM V drug-eluting stent (DES) system internationally.

•                  The Abbott Board of Directors approved a new $2.5 billion share repurchase program (see separate news release issued today).

“Our long-term strategy and broad portfolio are continuing to drive strong results,” said Miles D. White, chairman and chief executive officer, Abbott. “We are especially pleased with the exceptional performance of our major pharmaceutical brands, including HUMIRA. In addition, our emerging high-growth medical products businesses, including global nutritionals and vascular devices, are making significant contributions to our overall performance.”

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The following is a summary of third-quarter 2006 sales for each of Abbott’s major operating divisions.

Sales Summary —	3Q06	% Change	% Change of all	Impact of Exchange
Quarter Ended 9/30/06	($ millions)	vs. 3Q05	non-BI Products	on % Change
Total Sales	$5,574	3.5	14.9	0.9
Total U.S. Sales	$2,846	(4.9)	15.6	—
Total International Sales	$2,728	14.1		2.1
Worldwide Pharmaceutical Sales	$2,951	(7.6)	10.8	0.9
U.S. Pharmaceuticals	$1,614	(15.8)	16.6	—
International Pharmaceuticals(AI)	$1,337	4.7		2.3
Worldwide Nutritional Sales	$1,056	3.9		0.7
U.S. Nutritionals (Ross)	$621	(4.5)		—
International Nutritionals (ANI)	$435	18.7		1.8
Worldwide Diagnostics Sales	$1,002	8.6		1.5
U.S. Diagnostics	$337	9.9		—
International Diagnostics	$665	8.0		2.2
Worldwide Vascular Sales	$351	480.1 [a]		1.1
U.S. Vascular	$199	490.8 [a]		—
International Vascular	$152	466.6 [a]		2.5

a  Includes the impact of the Guidant vascular acquisition.

Note:  See “Consolidated Statement of Earnings” for more information.

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The following is a summary of sales for the first nine months of 2006 for each of Abbott’s major operating divisions.

Sales Summary —	9M06	% Change	% Change of all	Impact of Exchange
Nine Months Ended 9/30/06	($ millions)	vs. 9M05	non-BI Products	on % Change
Total Sales	$16,258	(0.2)	10.5	(0.9)
Total U.S. Sales	$8,279	(7.9)	11.7	—
Total International Sales	$7,979	9.3		(2.0)
Worldwide Pharmaceutical Sales	$8,859	(10.0)	7.1	(1.0)
U.S. Pharmaceuticals	$4,572	(20.1)	10.3	—
International Pharmaceuticals(AI)	$4,287	4.0		(2.3)
Worldwide Nutritional Sales	$3,246	9.6		—
U.S. Nutritionals (Ross)	$2,005	4.7		—
International Nutritionals (ANI)	$1,241	18.8		(0.1)
Worldwide Diagnostics Sales	$2,928	5.8		(1.5)
U.S. Diagnostics	$1,005	8.0		—
International Diagnostics	$1,923	4.7		(2.3)
Worldwide Vascular Sales	$693	293.3 [a]		(2.0)
U.S. Vascular	$423	347.0 [a]		—
International Vascular	$270	231.1 [a]		(4.3)

a  Includes the impact of the Guidant vascular acquisition.

Note:  See “Consolidated Statement of Earnings” for more information.

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The following is a summary of Abbott’s third-quarter 2006 sales for selected products.

Quarter Ended 9/30/06		Percent		Percent			Percent
(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change
	Sales	vs. 3Q05	World	vs. 3Q05		Sales	vs. 3Q05
Pharmaceutical Products
HUMIRA	$305	42.6	$236	65.7	[a]	$541	51.8
Depakote	$319	28.9	$20	22.2		$339	28.5
Kaletra	$137	28.8	$157	2.2	[b]	$294	13.1
TriCor	$266	18.3	—	—		$266	18.3
Ultane/Sevorane	$56	(35.2)	$133	1.2	[c]	$189	(13.2)
Synthroid	$132	9.3	$17	11.9		$149	9.6
Biaxin (clarithromycin)	$16	(61.6)	$122	(10.5)[d]		$138	(22.1)
Omnicef	$135	55.6	—	—		$135	55.6
Leuprolide	—	—	$58	3.7	[e]	$58	3.7
Lansoprazole	—	—	$44	12.7	[f]	$44	12.7

Medical Products
Pediatric Nutritionals	$286	(1.2)	$232	26.4		$518	9.5
Adult Nutritionals	$266	(4.4)	$203	11.0		$469	1.7
Abbott Diabetes Care	$133	(0.4)	$150	10.0	[g]	$283	4.9

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$663	8.3	—	—		$663	8.3
Lupron	$159	(11.5)	—	—		$159	(11.5)

a                    Without the positive impact of exchange of 6.6 percent, HUMIRA sales increased 59.1 percent internationally.

b                    Without the positive impact of exchange of 2.9 percent, Kaletra sales decreased 0.7 percent internationally.

c                     Without the positive impact of exchange of 1.1 percent, Sevorane sales increased 0.1 percent internationally.

d                    Without the positive impact of exchange of 1.5 percent, clarithromycin sales decreased 12.0 percent internationally.

e                     Without the positive impact of exchange of 3.2 percent, leuprolide sales increased 0.5 percent internationally.

f                        Without the positive impact of exchange of 8.0 percent, lansoprazole sales increased 4.7 percent internationally.

g                    Without the positive impact of exchange of 3.6 percent, Abbott Diabetes Care sales increased 6.4 percent internationally.

The following is a summary of Abbott’s third-quarter 2006 sales for selected products.

Nine Months Ended 9/30/06		Percent		Percent			Percent
(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change
	Sales	vs. 9M05	World	vs. 9M05		Sales	vs. 9M05
Pharmaceutical Products
HUMIRA	$807	42.1	$617	57.6	[a]	$1,424	48.4
Depakote	$847	20.3	$57	26.0		$904	20.6
Kaletra	$375	26.7	$464	6.1	[b]	$839	14.4
TriCor	$722	17.5	—	—		$722	17.5
Ultane/Sevorane	$203	(17.4)	$401	1.6	[c]	$604	(5.7)
Biaxin (clarithromycin)	$95	(55.1)	$485	(15.1)[d]		$580	(26.0)
Synthroid	$356	(0.5)	$47	14.5		$403	1.0
Omnicef	$378	23.4	—	—		$378	23.4
Leuprolide	—	—	$168	1.7	[e]	$168	1.7
Lansoprazole	—	—	$127	12.6	[f]	$127	12.6

Medical Products
Pediatric Nutritionals	$834	(0.9)	$668	30.1		$1,502	10.8
Adult Nutritionals	$833	1.8	$573	7.8	[g]	$1,406	4.2
Abbott Diabetes Care	$412	7.2	$434	9.4	[h]	$846	8.3

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$1,891	1.2	—	—		$1,891	1.2
Lupron	$499	(5.1)	—	—		$499	(5.1)

a                    Without the negative impact of exchange of 3.6 percent, HUMIRA sales increased 61.2 percent internationally.

b                    Without the negative impact of exchange of 2.1 percent, Kaletra sales increased 8.2 percent internationally.

c                     Without the negative impact of exchange of 2.5 percent, Sevorane sales increased 4.1 percent internationally.

d                    Without the negative impact of exchange of 3.2 percent, clarithromycin sales decreased 11.9 percent internationally.

e                     Without the negative impact of exchange of 0.8 percent, leuprolide sales increased 2.5 percent internationally.

f                        Without the positive impact of exchange of 6.8 percent, lansoprazole sales increased 5.8 percent internationally.

g                    Without the negative impact of exchange of 2.0 percent, Adult Nutritionals sales increased 9.8 percent internationally.

h                    Without the negative impact of exchange of 2.1 percent, Abbott Diabetes Care sales increased 11.5 percent internationally.

Business Highlights

•                  XIENCETM V International Launch — Earlier this month, Abbott launched its XIENCE V drug-eluting stent (DES) system internationally. Positive clinical results for XIENCE V from the SPIRIT II trial announced in September demonstrated that XIENCE V showed statistically significant superiority to the TAXUS® paclitaxel-eluting coronary stent system with respect to the study’s primary endpoint. XIENCE V uses the cobalt chromium Multi-Link Vision® coronary stent system, the most popular metallic stent platform in the world.

•                  HUMIRA® Approval for Ankylosing Spondylitis — In July, Abbott received U.S. Food and Drug Administration (FDA) approval for HUMIRA to treat ankylosing spondylitis, a chronic disease that causes inflammatory back pain and stiffness. In June, Abbott received European approval for this indication.

•                  Global Regulatory Submission for HUMIRA in Crohn’s Disease — As announced in September, Abbott submitted HUMIRA for U.S. and European regulatory approval to treat Crohn’s disease, a chronic inflammatory disease of the gastrointestinal tract. In clinical trials, patients treated with HUMIRA were three times more likely to achieve and maintain clinical remission through one year than patients receiving placebo. Crohn’s disease is the fourth autoimmune disease submitted for regulatory approval for HUMIRA in both the U.S. and Europe.

•                  HUMIRA Phase III Psoriasis Data — Abbott presented Phase III psoriasis data that show HUMIRA to be the first biologic treatment to demonstrate superiority over methotrexate. Eighty percent of patients treated with HUMIRA achieved at least a 75 percent improvement in disease severity after 16 weeks of treatment. An estimated 125 million people worldwide suffer from psoriasis, a chronic, autoimmune skin disease.

•                  ABBOTT PRISM® Agreement — Abbott Diagnostics signed an agreement with the American Red Cross to supply ABBOTT PRISM fully automated blood screening instruments. The American Red Cross is a leader in the blood screening industry, testing 7 million units of blood annually at its five U.S. laboratories.

•                  i-STAT® BNP Approval — In July, Abbott received FDA approval to market its i-STAT BNP cartridge, a new point of care diagnostic test to assess the patient levels of BNP. BNP is a protein released in the bloodstream during congestive heart failure. The BNP cartridge is designed for use with the i-STAT System, a market-leading automated hand-held blood analyzer.

•                  Harmony RetractorTM Launch — In September, Abbott Spine launched the Harmony Retractor Minimally Invasive Access System, a new instrument that provides surgeons access to the spine through a small, tissue-sparing incision. Each of the instrument’s four blades can be retracted and pivoted independently, providing customized access to the surgical location.

Abbott issues earnings-per-share guidance for the fourth-quarter 2006

For the first time, Abbott is announcing earnings-per-share guidance of $0.73 to $0.75 for the fourth quarter, excluding specified items. As a result, Abbott’s earnings-per-share guidance for the full-year 2006 is $2.50 to $2.52, also excluding specified items, within the range previously forecast.

Abbott forecasts specified items for the full-year 2006 of $0.39 per share, with $0.35 per share incurred in the first nine months of 2006 and $0.04 expected in the fourth-quarter 2006, associated with the Guidant vascular acquisition and previously announced cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $2.11 to $2.13 for the full-year 2006 and $0.69 to $0.71 for the fourth quarter.

Abbott declares quarterly dividend and announces share repurchase program

On Sept. 8, 2006, the board of directors of Abbott declared the company’s quarterly common dividend of 29.5 cents per share. The cash dividend is payable Nov. 15, 2006, to shareholders of record at the close of business on Oct. 13, 2006. This marks the 331st consecutive dividend paid by Abbott since 1924. The board of directors also authorized a share repurchase program of up to $2.5 billion.

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” and Exhibit 99.1 to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2005 and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:
Melissa Brotz	John Thomas
(847) 935-3456	(847) 938-2655

Jonathon Hamilton	Larry Peepo
(847) 935-8646	(847) 935-6722

Tina Ventura
(847) 935-9390

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2006 and 2005

(unaudited)

	2006	2005	Percent Change
Net Sales	$5,573,770,000	$5,383,995,000	3.5	1)
Cost of products sold	2,391,218,000	2,677,188,000	(10.7)	1) 2)
Research and development	617,625,000	448,869,000	37.6	2)
Acquired in-process research and development	214,000,000	17,131,000	n/m
Selling, general and administrative	1,661,761,000	1,410,127,000	17.8	2)
Total Operating Cost and Expenses	4,884,604,000	4,553,315,000	7.3

Operating earnings	689,166,000	830,680,000	(17.0)

Net interest expense	86,884,000	40,360,000	115.3
Net foreign exchange (gain) loss	10,231,000	8,013,000	27.7
(Income) from TAP Pharmaceutical Products Inc. joint venture	(121,469,000)	(115,644,000)	5.0
Other (income) expense, net	(12,797,000)	2,281,000	n/m	3)
Earnings before taxes	726,317,000	895,670,000	(18.9)
Taxes on earnings	10,475,000	214,961,000	(95.1)	4)

Net Earnings	$715,842,000	$680,709,000	5.2	2)

Net Earnings Excluding Specified Items, as described below	$898,838,000	$903,395,000	(0.5)	2) 5)

Diluted Earnings Per Common Share	$0.46	$0.44	4.5	2)

Diluted Earnings Per Common Share
Excluding Specified Items, as described below	$0.58	$0.58	—	2) 5)

Diluted Earnings Per Common Share
Excluding Specified Items and Incremental Stock
Compensation Expense, as described below	$0.61	$0.58	5.2	2) 5)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,541,988,000	1,563,526,000

1) Adjusting both periods for the amendment of the Boehringer Ingelheim (BI) distribution agreement, net sales increased by 14.9 percent. The decline in Cost of products sold in 2006 was primarily due to the amended BI agreement.

2) 2006 results include incremental stock compensation expense that was not required under Generally Accepted Accounting Principles in 2005. Incremental stock compensation expense in 2006 totaled $40 million, after-tax, or $0.03 per share. See Q&A Answer 4 for stock compensation expense detail by Consolidated Statement of Earnings line item.

3) The increase in Other (income) expense, net over the prior year reflects a fair-value adjustment for the gain-sharing aspect of the Boston Scientific stock purchase, which was classified as a specified item and excluded from ongoing results, as discussed in footnote 5 below.

4) 2006 Taxes on earnings includes a favorable adjustment to tax expense of $132 million, or $0.09 per share, as a result of the resolution of prior years’ tax audits, which was classified as a specified item and excluded from ongoing results, as discussed in footnote 5 below.

5) 2006 Net Earnings Excluding Specified Items excludes after-tax charges of $133 million, or $0.09 per share, for acquired in-process research and development related to the Guidant acquisition, $69 million, or $0.05 per share, for costs associated with Abbott’s decision to discontinue the commercial development of the ZoMaxx drug-cluting stent, $53 million or $0.03 per share, for a philanthropic contribution to the Abbott Fund and $77 million, or $0.05 per share, for cost reduction/integration activities and other, primarily related to the Guidant acquisition. These specified items were partially offset by an after-tax gain of ($17 million), or ($0.01) per share, for a fair-value adjustment for the gain-sharing aspect of the Boston Scientific stock purchase and a favorable adjustment to tax expense of ($132 million), or ($0.09) per share, as a result of the resolution of prior years’ tax audits.

2005 Net Earnings Excluding Specified Items excludes after-tax charges of $154 million, or $0.10 per share, relating to cost reduction initiatives, $44 million or $0.03 per share, relating to an increase in a bad debt reserve associated with an unfavorable court ruling, $25 million, or $0.01 per share, relating to acquired in-process research and development relating to two small medical products transactions, as well as acquisition integration costs and other costs.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2006 and 2005

(unaudited)

	2006	2005	Percent Change
Net Sales	$16,258,353,000	$16,290,474,000	(0.2)	1)
Cost of products sold	6,949,535,000	7,831,554,000	(11.3)	1) 2)
Research and development	1,659,104,000	1,330,783,000	24.7	2)
Acquired in-process and collaborations research and development	707,000,000	17,131,000	n/m
Selling, general and administrative	4,646,573,000	4,049,540,000	14.7	2)
Total Operating Cost and Expenses	13,962,212,000	13,229,008,000	5.5

Operating earnings	2,296,141,000	3,061,466,000	(25.0)

Net interest expense	203,086,000	125,874,000	61.3
Net foreign exchange (gain) loss	17,638,000	14,535,000	21.3
(Income) from TAP Pharmaceutical Products Inc. joint venture	(357,283,000)	(305,642,000)	16.9
Other (income) expense, net	(85,770,000)	6,703,000	n/m	3)
Earnings before taxes	2,518,470,000	3,219,996,000	(21.8)
Taxes on earnings	325,501,000	824,347,000	(60.5)

Net Earnings	$2,192,969,000	$2,395,649,000	(8.5)	2)

Net Earnings Excluding Specified Items, as described below	$2,727,860,000	$2,731,590,000	(0.1)	2) 4)

Diluted Earnings Per Common Share	$1.43	$1.53	(6.5)	2)

Diluted Earnings Per Common Share
Excluding Specified Items, as described below	$1.77	$1.74	1.7	2) 4)

Diluted Earnings Per Common Share
Excluding Specified Items and Incremental Stock
Compensation Expense, as described below	$1.90	$1.74	9.2	2) 4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,537,780,000	1,567,566,000

1) Adjusting both periods for the amendment of the Boehringer Ingelheim (BI) distribution agreement, net sales increased by 10.5 percent. The decline in Cost of products sold in 2006 was primarily due to the amended BI agreement.

2) 2006 results include incremental stock compensation expense that was not required under Generally Accepted Accounting Principles in 2005. Incremental stock compensation expense in 2006 totaled $187 million, after-tax, or $0.12 per share. See Q&A Answer 4 for stock compensation expense detail by Consolidated Statements of Earnings line item.

3) The increase in Other (income) expense, net over the prior year reflects fair-value adjustments for the gain-sharing aspect of the Boston Scientific stock purchase, which was classified as a specified item and excluded from nine months ongoing results, as discussed in footnote 4 below.

4) 2006 Net Earnings Excluding Specified Items excludes after-tax charges of $438 million, or $0.29 per share, for acquired in-process and collaborations research and development, $69 million, or $0.05 per share, for costs associated with Abbott’s decision to discontinue the commercial development of the ZoMaxx drug-eluting stent, $53 million or $0.03 per share, for a philanthropic contribution to the Abbott Fund and $178 million, or $0.12 per share, for cost reduction/integration activities and other, primarily related to the Guidant acquisition. These specified items were partially offset by an after-tax gain of ($71 million), or ($0.05) per share, for a fair-value adjustments for the gain-sharing aspect of the Boston Scientific stock purchase and a favorable adjustment to tax expense of ($132 million), or ($0.09) per share, as a result of the resolution of prior year’s tax audits.

2005 Net Earnings Excluding Specified Items excludes after-tax charges of $175 million, or $0.11 per share, relating to cost reduction initiatives, $52 million, or $0.03 per share, relating to acquisition, integration, and other charges, $44 million, or $0.03 per share, relating to an increase in a bad debt reserve associated with an unfavorable court ruling, and $13 million, or $0.01 per share for acquired in-process research and development. 2005 also excludes $52 million, or $0.03 per share, related to tax expense associated with the repatriation of foreign earnings.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions and Answers

Q1)                            What impacted total sales growth?

A1)                            Total sales growth for the third quarter was 14.9 percent, including a 0.9 percent favorable impact of exchange rates and adjusted for sales from the Boehringer Ingelheim (BI) distribution agreement in both periods. Strong results in both pharmaceutical products (adjusted for BI) and medical products drove the performance this quarter. Reported sales were $5.6 billion, up 3.5 percent, reflecting the BI impact.

As announced in August 2005, we amended our co-promotion and distribution agreement for the three BI products: Mobic, Flomax and Micardis. As of Jan. 1, 2006, Abbott no longer distributes these products and no longer records sales for distribution activities. Although this change reduces reported 2006 sales growth, it also results in significant improvements in the gross margin ratio, as discussed in Q&A Answer 7. Abbott earns a small residual commission related to these products in 2006.

Q2)                            What drove double-digit pharmaceutical sales growth, as adjusted for the BI products?

A2)                            U.S. pharmaceutical sales growth of nearly 17 percent, adjusted for the impact of the amended BI agreement, was led by double-digit increases in HUMIRA, Omnicef, Depakote, Kaletra and TriCor. HUMIRA increased 43 percent in the United States as the product continued to gain market share in both the rheumatology and dermatology self-injectable biologics markets. Kaletra sales in the United States increased nearly 30 percent, driven by a strong uptake of the new tablet formulation. Reported U.S. pharmaceutical sales were down 15.8 percent, reflecting the BI impact.

In addition, sales of Abbott’s international pharmaceuticals increased 4.7 percent during the quarter, including a 2.3 percent favorable impact from exchange. International growth was favorably impacted by the continued strength of HUMIRA, with sales this quarter up 66 percent including the favorable impact of exchange.

Questions & Answers (continued)

Q3)                        What drove double-digit medical products sales growth?

A3)                            Medical Products sales growth of 20 percent was led by International Nutritionals and Abbott Vascular, with sales of $351 million, up significantly from the prior year, including the contribution from the Guidant acquisition. Strong performance in Abbott’s base vascular business continued, driven by the continued successful U.S. launch of the StarClose vascular closure device as well as the performance of Abbott’s carotid stent. The U.S. Diagnostics business delivered approximately 10 percent sales growth driven by the launch of the ABBOTT PRISM blood-screening system and double-digit sales growth in Abbott’s Molecular and Point of Care businesses.

Q4)                            How did stock compensation expense impact the quarter?

A4)                            Third-quarter and year-to-date 2006 earnings per share include incremental stock compensation expense of $0.03 and $0.12 per share, respectively, that was included in the various line items of the Consolidated Statement of Earnings, as follows (in millions):

	3Q06	9M06
Cost of products sold	$9	$28
R&D	$14	$59
SG&A	$29	$158
Pre-tax Total	$52	$245
Taxes	$12	$58
After-tax Total	$40	$187

Per Share	$0.03	$0.12

We continue to forecast $0.15 to $0.16 of incremental stock compensation expense for the full-year 2006. As a reminder, most stock compensation expense was not charged to earnings under GAAP prior to 2006.

Questions & Answers (continued)

Q5)                            What drove the strong double-digit increase in R&D and SG&A this quarter?

A5)                            On a reported basis, R&D investment increased nearly 40 percent this quarter, including specified items, stock compensation expense and the impact from the Guidant acquisition. Excluding these items, R&D investment was strong, exceeding our forecast and reflecting continued investment in our broad-based pipeline, including vascular products and HUMIRA.

Reported SG&A expense increased 18 percent this quarter, also including specified items, stock compensation expense and the impact from the Guidant acquisition. Adjusting for the impact of these items, SG&A expense also exceeded our forecast, driven by continued spending on new and ongoing promotional initiatives, including new indications for HUMIRA.

Q6)         How did specified items and stock compensation expense affect reported results?

A6)                            Specified items and stock compensation expense impacted third-quarter Net Earnings as follows (dollars in millions, except earnings-per-share data):

	3Q06			3Q05
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$726	$716	$0.46	$896	$681	$0.44
Adjusted for specified items:
Acquired in-process R&D	$214	$133	$0.09	$17	$13	$0.01
Bad debt reserve	—	—	—	$58	$44	$0.03
Philanthropic contribution	$70	$53	$0.03	—	—	—
Product discontinuation	$90	$69	$0.05	—	—	—
Cost reduction/integration
activities and other	$102	$77	$0.05	$218	$165	$0.10
Tax audit resolution	—	$(132)	$(0.09)	—	—	—
Guidant acquisition
financial instrument (gain)	$(23)	$(17)	$(0.01)	—	—	—
Excluding specified items	$1,179	$899	$0.58	$1,189	$903	$0.58
Add back incremental stock
compensation expense	$52	$40	$0.03	—	—	—
As adjusted	$1,231	$939	$0.61	$1,189	$903	$0.58

The tax audit resolution reflects a reduction in taxes on earnings resulting from the resolution of prior years’ tax audits. This has been reflected as a reduction in the Taxes on earnings line item in the Consolidated Statement of Earnings.

Questions & Answers (continued)

A6)         (continued)

The pre-tax impact of the remaining specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q06
	Cost of Products Sold	R&D	Acquired- in-process R&D	SG&A	Other (Income) Expense
As reported	$2,391	$618	$214	$1,662	$(13)
Adjusted for specified items:
Guidant acquisition
financial instrument (gain)	—	—	—	—	$(23)
Acquired in-process R&D	—	—	$214	—	—
Philanthropic contribution	—	—	—	$70	—
Product discontinuation	$44	$46	—	—	—
Cost reduction/integration
activities and other	$42	—	—	$48	$12
As adjusted	$2,305	$572	—	$1,544	$(2)

The third-quarter 2006 specified items above are primarily related to the Guidant vascular acquisition and the previously announced initiatives to reduce costs and improve gross margins. Acquired in-process R&D is related to the Guidant vascular acquisition and represents the final adjustment to the estimate recorded last quarter based on third-party appraisal work; as noted in the second-quarter 2006 earnings release and Form 10-Q, the amount recorded last quarter was an estimate. The gain associated with the Guidant acquisition financial instrument reflects the gain-sharing aspect of the Boston Scientific stock purchase, which was adjusted to fair-value in the quarter and reflected as a specified item. The philanthropic contribution reflects an incremental contribution to the Abbott Fund in the third quarter. Product discontinuation is related to costs associated with Abbott’s decision to discontinue commercial development of the ZoMaxx drug-eluting stent.

Questions & Answers (continued)

Q7)                            How does the third-quarter gross margin profile compare to the prior year?

A7)                            The adjusted gross margin ratio, excluding specified items and stock compensation expense, improved 540 basis points this quarter from the prior year to 58.8 percent. Gross margin before and after specified items and stock compensation expense is shown below (dollars in millions):

	3Q06			3Q05
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,391	$3,183	57.1%	$2,677	$2,707	50.3%
Adjust for incremental stock compensation expense	$(9)	$9	0.2%	—	—	—
Excluding stock compensation expense	$2,382	$3,192	57.3%	$2,677	$2,707	50.3%
Adjust for specified items:
Product discontinuation	$(44)	$44	0.8%	—	—	—
Cost reduction/integration activities and other	$(42)	$42	0.7%	$(166)	$166	3.1%
As adjusted	$2,296	$3,278	58.8%	$2,511	$2,873	53.4%

The year-over-year improvement in the adjusted gross margin ratio resulted primarily from the amendment to the BI agreement and, to a lesser extent, product mix and our ongoing efforts to streamline operations and reduce costs. The gross margin ratio this quarter exceeded our original expectations, due, in part, to a better than expected contribution from the Guidant vascular business and improved product mix.

Q8)                           What was the tax rate in the quarter?

A8)                            The tax rate for ongoing operations, excluding specified items, this quarter was 23.8 percent, in-line with our forecast of 23.5 to 24.0 percent. The reported tax rate is reconciled to the ongoing rate below:

	3Q06
	Pre-tax	Income	Tax
	Income	Tax	Rate
As reported	$726	$10	1.4%
Tax audit resolution	—	$132	—
Other specified items	$453	$138	30.5%
Excluding specified items	$1,179	$280	23.8%

Questions & Answers (continued)

Q9)                            How did the TAP joint venture perform in the quarter?

A9)                            Income from the TAP joint venture of $121 million was in-line with our expectations. Sales in the quarter were also in-line with expectations, including Prevacid sales, which increased more than 8 percent, partially offset by a decline in Lupron sales. Abbott continues to forecast full-year 2006 income from the TAP joint venture of $450 million to $475 million.

Q10)                     Why did Net Interest Expense increase from the prior year?

A10)                     Net Interest Expense increased over the prior year as a result of debt related to the Guidant vascular acquisition.